Exhibit 99

For Immediate Release                  Contact:  Rick DeLisi
February 26, 2004         Director, Corporate Communications
Page 1 of 1                                   (703) 650-6550

  Atlantic Coast Airlines/Independence Air Chief Financial
      Officer to Present at Raymond James & Associates
             Institutional Investors Conference

Dulles, VA, (February 26, 2004) - Atlantic Coast Airlines Holdings, Inc. (NASDAQ/NM: ACAI) (ACA) Chief Financial Officer Richard Surratt will make a presentation to investors and financial analysts during the Raymond James & Associates Institutional Investors Conference being held in Orlando, FL. The ACA/Independence Air presentation is
scheduled   to  take  place  Monday,  March   1,   2004   at
approximately 8:05am Eastern.

Raymond James will webcast an audio-only version of its conference participants' presentations live on the Internet. Access to the site will be permitted after a brief registration process. Listeners will need to register and listen at the following web address:

http://www.wallstreetwebcasting.com/webcast/rjii04/acai/

Listeners should go to this site at least 15 minutes prior to the event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. Preregistration is available now. For those unable to listen to the live broadcast, a replay will be available for 30 days by accessing the above address. There is no charge to access the event.

The slides that will accompany the ACA/Independence Air presentation will be available as a PowerPoint file in the "For Investors" section of the Atlantic Coast corporate website:  www.atlanticcoast.com

Atlantic Coast Airlines currently operates as Delta Connection and United Express in the Eastern and Midwestern U.S. as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport-to be called Independence Air. The company has a fleet of 144 aircraft-including a total of 120 regional jets-and offers 800 daily departures, serving 80 destinations. ACA employs approximately 4,100 aviation professionals.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com. For more information about Independence Air, visit our "preview" site at www.flyi.com.

                            # # #